Exhibit 99.2
Item 8.  Financial Statements and Supplementary Data
Quarterly Financial Information
Change in accounting policy regarding pension and other postretirement benefits
Effective January 1, 2013, we elected to change our policy for recognizing actuarial gains and losses and changes in the fair value of plan assets for our defined benefit pension plans and other postretirement benefit plans. We now immediately recognize in operating results net actuarial gains and losses and the change in fair value of plan assets annually in the fourth quarter of each fiscal year and whenever a plan is required to be remeasured. The remaining components of our net periodic benefit cost are recorded on a quarterly basis. For further discussion, see Note 2 - Summary of Accounting Policies in the consolidated financial statements included as Exhibit 99.3 to this Current Report on Form 8-K. Financial information for prior periods has been retrospectively adjusted.
CELANESE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
	As Adjusted
	(Unaudited) (In $ millions, except per share data)
Net sales	1,633	1,675	1,609	1,501
Gross profit	274	335	328	244
Other (charges) gains, net	—	(3)	2	(13)
Operating profit (loss)	111	178	176	(290)
Earnings (loss) from continuing operations before tax	120	278	186	(263)
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	193	221	129	(167)
Earnings (loss) from discontinued operations	—	—	(2)	(2)
Net earnings (loss)	193	221	127	(169)
Net earnings (loss) per share — basic	1.23	1.40	0.80	(1.06)
Net earnings (loss) per share — diluted	1.21	1.38	0.79	(1.06)

EX 99.2 - 1

	Three Months Ended
	March 31, 2011	June 30, 2011		September 30, 2011		December 31, 2011
	As Adjusted
	(Unaudited) (In $ millions, except per share data)
Net sales	1,589	1,753		1,807		1,614
Gross profit	354	411		403		249
Other (charges) gains, net	3	(18)	(1)	(24)	(2)	(9)	(3)
Operating profit (loss)	193	213		201		(205)
Earnings (loss) from continuing operations before tax	185	284		206		(208)
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	141	208		171		(94)
Earnings (loss) from discontinued operations	4	(2)		—		(1)
Net earnings (loss)	145	206		171		(95)
Net earnings (loss) per share — basic	0.93	1.32		1.09		(0.61)
Net earnings (loss) per share — diluted	0.91	1.29		1.08		(0.61)
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(1)
Includes $16 million in costs and $4 million of employee termination benefits related to the relocation and expansion of the Company's polyacetal ("POM") operations in Kelsterbach, Germany to Frankfurt Hoechst Industrial Park, Germany.

(2)
Includes $14 million in costs and $1 million of employee termination benefits related to the relocation and expansion of the Company's POM operations in Kelsterbach, Germany to Frankfurt Hoechst Industrial Park, Germany, and a $7 million unfavorable settlement in a resolution of a commercial dispute.

(3)
Includes $4 million in costs and $3 million of employee termination benefits related to the relocation of the Company's POM operations in Kelsterbach, Germany to Frankfurt Hoechst Industrial Park, Germany.

EX 99.2 - 2